Exhibit 99.1

News Release

Contact:

Todd Allen, CFA

Vice President Investor & Media Relations

410-689-7632

tallen@foundationcoal.com

Foundation Coal Announces Third Quarter 2007 Results

Linthicum Heights, Maryland, October 31, 2007 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported net income of $1.9 million or $0.04 per diluted share for the quarter ended September 30, 2007, compared to breakeven net income and earnings per share in the third quarter of 2006. Excluding Wabash employee and coal supply agreement termination costs, net income was $3.3 million or $0.07 per diluted share during the quarter, compared to net income excluding special items of $7.7 million or $0.16 per diluted share in the year ago period, which excludes the write-off of unamortized deferred financing costs. Cash flows provided by operations in the third quarter of 2007 were $39.2 million.

Third quarter 2007 results reflect increased coal shipments and higher realizations in the Powder River Basin and Central Appalachia compared to the third quarter last year. Strong operating performance in the Powder River Basin and Central Appalachia was offset by lower shipments and higher per ton operating expenses in Northern Appalachia primarily due to the previously-announced production shortfall at the Emerald mine.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended September 30, 2007		Quarter Ended September 30, 2006		Nine Months Ended September 30, 2007		Nine Months Ended September 30, 2006
Coal Sales Revenues	$350.8		$347.5		$1,096.8		$1,094.3
Coal Shipments (MM Tons)	18.4		18.5		55.5		55.6
Net Income	$1.9	[1]	$0.0	[2]	$22.7	[1]	$53.3	[2]
Earnings per Diluted Share	$0.04	[1]	$0.00	[2]	$0.49	[1]	$1.13	[2]
Adjusted EBITDA	$63.8		$66.4		$228.2		$246.4

NOTES:	[1] Includes after–tax charges for employee and coal supply termination expenses at the Wabash mine of $1.4 million in the third quarter of 2007, and $8.7 million year to date 2007.

[2] Includes an after-tax charge of $7.7 million to write-off unamortized deferred financing costs in the third quarter and first nine months of 2006.

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

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“Foundation’s third quarter operating results were impacted by geologic conditions that slowed mining and reduced production at our Emerald mine in Northern Appalachia, reducing shipments by 550,000 tons and adjusted EBITDA for the third quarter by approximately $19 million,” said Foundation chairman and chief executive officer, James F. Roberts. “Excluding the impact of the geological challenges encountered at Emerald, Foundation Coal experienced strong operating performance, including record shipments from the Powder River Basin which rose to 13.3 million tons during the quarter.”

Roberts continued, “Based on increasing global demand for coal, strengthening pricing environment in all regions, and our expectation for increased shipments from our Northern Appalachian operations in 2008 and beyond, we remain confident that Foundation is well-positioned to deliver increased shareholder value over the long-term.”

Foundation’s operations were again recognized for outstanding safety and environmental performance. During the quarter, Kingston No. 2 and Paynter Branch mines, both in West Virginia, received the Joseph A. Holmes Safety Award. In September, the Belle Ayr mine received the 2007 Director’s Award from the United States Department of the Interior, Office of Surface Mining in recognition of exemplary restoration of streams.

UPDATES

Wabash has been placed on long-term idle status, and after-tax charges of $1.4 million for employee and coal supply agreement termination expenses were incurred during the third quarter of 2007, down from $7.3 million in the previous quarter.

Installation of the second longwall at Emerald is now scheduled for early first quarter 2008. This will provide the opportunity for increased production at Emerald by eliminating down time during longwall moves and providing backup tonnage if adverse geological conditions are encountered by the primary longwall.

Belle Ayr completed the installation of its belt conveyor during the third quarter, and the conveyor is now operating. The conveyor enables Belle Ayr to increase production by five million tons per year and will reduce truck usage and the consumption of diesel fuel and tires.

The company recently acquired the LaBelle river dock facility in Fayette County, Pennsylvania on the Monongahela River. The facility will be operated by Foundation affiliate, Foundation PA Coal Terminal, LLC. The LaBelle facility provides Foundation with increased transportation flexibility, additional ground storage, and for the first time the Cumberland mine will have access to a company-owned facility with access to rail transportation. Rail access will enable a portion of Cumberland coal to be sold on the export market in the future. In addition, the LaBelle dock may facilitate the movement of third party coal and other bulk material. Longer-term, the facility can provide transportation of coal from the planned Freeport mine.

During the third quarter Foundation Coal Holdings continued to execute its share buyback program, repurchasing approximately $10 million worth of common stock. The buyback program which was established in July of 2006 authorized the repurchase of up to $100 million of common stock. As of September 30, 2007 approximately $35 million had been spent, leaving available authorized repurchases of roughly $65 million.

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FINANCIAL RESULTS

Period to Period Comparisons

Coal sales revenues during the quarter ended September 30, 2007 were $350.8 million, up approximately $3 million compared to last year, despite the absence of Wabash revenues during the third quarter of 2007. Shipments from the Powder River Basin reached a record 13.3 million tons, up 0.3 million tons from last year, and shipments from Central Appalachia increased slightly to 2.1 million tons. Offsetting the strong performance in the Powder River Basin and Central Appalachia, shipments from Northern Appalachia were 3.0 million tons, approximately 200,000 tons lower than both the previous quarter and the comparable period last year due to the 550,000 ton production shortfall at Emerald. Total coal shipments during the third quarter were 18.4 million tons, nearly flat compared to 18.5 million tons shipped in the third quarter of 2006.

Coal sales revenues for the first nine months of 2007 were approximately $1.1 billion, up slightly from the comparable year ago period despite the absence of revenue from Wabash for much of this period. Total shipments year to date were 55.5 tons, similar to the 55.6 million tons shipped in the first nine months of 2006.

Pricing trends were generally positive during the third quarter, with increased realizations in both the Power River Basin and Central Appalachia, offset by a modest decline in Northern Appalachia. Average per ton sales realizations during the quarter increased 9.4% and 0.9% in the Powder River Basin and Central Appalachia, respectively, compared to the third quarter of 2006. Average realizations in Northern Appalachia during the third quarter were 0.6% lower than last year due to customer mix and lower sulfur dioxide premiums. On a year to date basis, average per ton sales realizations were up in all regions, with realizations in the Powder River Basin, Central Appalachia and Northern Appalachia increasing 8.6%, 4.5% and 1.7%, respectively, compared to the same period last year.

Net income and diluted earnings per share in the third quarter of 2007 were $1.9 million and $0.04, respectively, compared to flat net income and diluted earnings per shares in the third quarter of 2006. Third quarter 2007 net income and diluted earnings per share include Wabash employee and coal supply agreement termination costs, and third quarter 2006 net income and diluted earnings per share include the write-off of unamortized deferred financing costs. Excluding these special items, net income and diluted earnings per share in the third quarter of 2007 were $3.3 million and $0.07, respectively, compared to $7.7 million and $0.16 in the third quarter last year. The decrease in net income excluding special items was primarily attributable to higher operating expenses, including cost of coal sales; selling, general and administrative expenses; and depreciation, depletion and amortization expense. Higher operating expenses were partly offset by increased income tax benefits that rose to $6.2 million in the third quarter of 2007, compared to income tax benefits of $2.0 million in the same period last year.

Year to date September 30, 2007 net income and diluted earnings per share were $22.7 million and $0.49, respectively, compared to $53.3 million and $1.13 in the comparable period of 2006. Excluding special items (see attached “Reconciliation of Non-GAAP Measures to Net Income”), year to date net income and diluted earnings per share were $30.6 million and $0.66, respectively, compared to $61.0 million and $1.29 year to date in 2006.

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EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $63.8 million in the third quarter of 2007, compared to $66.4 million in the third quarter of 2006. Adjusted EBITDA excludes employee and coal supply agreement termination charges at the Wabash mine, as well as accretion on asset retirement obligations, and non-cash, stock-based compensation. Year to date adjusted EBITDA was $228.2 million, compared to $246.4 million in the comparable period last year.

Cash Flows and Liquidity

For the quarter ended September 30, 2007, cash flow provided by operating activities was $39.2 million compared to $44.6 million in the corresponding quarter of the prior year. Capital expenditures for the third quarter were $44.7 million compared to $44.3 million in the comparable period of 2006. Third quarter 2007 capital expenditures included a total of approximately $13.7 million of expenditures related to the following projects: (a) an overland coal conveyor at the Belle Ayr mine in the Powder River Basin; and (b) the acquisition of components for the second longwall at Emerald and upgrades to the rail loading facility at Emerald. The remaining capital expenditures during the third quarter 2007 were related to equipment replacement and sustaining mine development projects.

Available liquidity under the company’s existing revolving credit agreement was approximately $329 million at September 30, 2007.

MARKET OVERVIEW

Demand for coal is increasing globally, driven to a large extent by growth in coal-fired generation in Asia, especially in China. Recent research indicates that the thermal coal market in Asia Pacific is expected to turn from a surplus of 25 million metric tonnes in 2006 to a 103 million metric tonne deficit by 2020. The tightening Asian market is evident in recent record spot market prices for Australian thermal coal. Increasingly, Asian demand is drawing coal from Australia and South Africa, which, in turn, is leading Europe to rely more heavily on American coal. U.S. coal exports year to date through August have increased by 5.4 million tons or 17% compared to 2006.

Global demand for high quality metallurgical coal, fueled by strong demand from China, is also tightening both the worldwide supply of metallurgical coal and the freight needed to transport coal. Tight global markets for both thermal and metallurgical coal will continue to place upward pressure on prices in the United States.

Recent pricing trends in all regions of the United States are positive. Increasing prices in Northern Appalachia are likely due to a combination of lower than expected production that has reduced near-term supply, more scrubbers installed on domestic generating facilities, and an increasing level of exports. Higher prices in Central Appalachia are likely due to increased export demand for metallurgical coal and concerns about future production levels as regulatory obstacles and the expiration of synfuel tax credits threaten to impede future production. Prices in the Power River Basin are increasing likely because of more coal-fired generating facilities relying on western coal, as well as the tendency of Powder River Basin coal prices to follow and lag trends in eastern coal pricing.

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Coal-fired electric utility plants in the United States reportedly have over 50 days of coal inventory on average, approximately 15% above the 10-year average of approximately 45 days. Coal-fired plants served by Northern Appalachia are the exception, where stockpiles are below normal. According to the Energy Information Administration, secondary inventories are expected to fall 7% by year-end 2007 to 138.6 million tons compared to year-end 2006.

Coal production in the United States for 2007 is expected to fall 2.7%, largely reversing the 2.8% production increase in 2006 and resulting in supply and demand being roughly equal in 2007. Looking to 2008, demand is anticipated to exceed supply in the United States for the first time since 2005, which should contribute to an increasingly strong pricing environment.

In the longer term, coal production will be bolstered by increased demand from new coal-fired generation, higher capacity utilization from existing coal-fired units, growing exports and strong demand for metallurgical coal. Northern Appalachia prices will continue to be reinforced as additional scrubbers come on line over the next five years. As a diversified producer with a major presence in Northern Appalachia, Foundation will greatly benefit from the increased demand for this high margin product.

OUTLOOK

The Company is narrowing its guidance for full-year 2007 coal production, coal shipments, total revenues, and adjusted EBITDA. The company is also revising its guidance for full-year 2007 net income and diluted earnings per share based on its year to date results and its outlook for the fourth quarter. Guidance for net income and diluted earnings per share presented in the following table is before special items, which consist primarily of the employee and coal supply agreement termination charges incurred over the course of the year to place the Wabash mine on long-term idle status. Guidance for capital expenditures in 2007 is unchanged. Guidance for 2008 to 2010 will be addressed during the company’s year end earnings call. The 2007 guidance assumes:

•	Improved mining conditions at the Emerald mine during the fourth quarter of 2007 compared to conditions experienced in August and September;

•	A fourth quarter 2007 longwall move and a first quarter 2008 start-up of the second longwall at the Emerald mine;

•	Full-year 2007 selling, general and administrative expenses in the range of $60 to $62 million;

•	Full-year 2007 depreciation, depletion and amortization expense in the range of $200 to $205 million;

•	A full-year 2007 income tax benefit for financial reporting in the range of thirty percent to forty-five percent of pre-tax book income;

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Guidance

($ in millions, except per-share amounts)

	2007	2008	2009	2010
Total Revenues	$1,485 – 1,505
Adjusted EBITDA	$300 – 310
Net Income[1]	$35 – 42
Earnings per Diluted Share[1]	$0.75 – 0.90
Capital Expenditures[2]	$175 – 185	$170 – 180
Coal Production (MM Tons)	71.2 – 72.6	69.5 – 74.5	71.5 – 77.5	71.5 – 77.5
West	51.0 – 52.0	50.0 – 53.0	52.0 – 56.0	52.0 – 56.0
East	20.2 – 20.6	19.5 – 21.5	19.5 – 21.5	19.5 – 21.5
Coal Shipments (MM Tons)	73.0 – 74.6	70.0 – 75.0	72.0 – 78.0	72.0 – 78.0
West	51.0 – 52.0	50.0 – 53.0	52.0 – 56.0	52.0 – 56.0
East	22.0 – 22.6	20.0 – 22.0	20.0 – 22.0	20.0 – 22.0
Committed and Priced (%)[3]	100%	93%	66%	33%
West	100%	96%	75%	42%
East	100%	87%	42%	10%

NOTES:	[1] Before special charges for employee and coal supply agreement termination charges at the Wabash mine and one-time other revenues arising from a premium refund from the Combined Benefit Fund
[2] Excludes annual bonus bid payments on Federal Leases by Application in the Powder River Basin, which is now scheduled for the first quarter of 2008
3 As of October 16, 2007, compared to the midpoint of production guidance range

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ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are located in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss third quarter 2007 financials on Wednesday, October 31, 2007 at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

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FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2006 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Tons sold	18.4	18.5	55.5	55.6

Revenues	$359.1	$354.1	$1,122.5	$1,116.5
Cost of coal sales	283.1	277.5	855.2	835.9
Selling, general and administrative expenses	14.3	11.3	45.0	38.0
Accretion on asset retirement obligations	2.6	2.2	7.5	6.3
Wabash employee and coal supply agreement termination costs	2.3	—	14.3	—
Depreciation, depletion and amortization	49.6	45.2	151.4	137.7
Amortization of coal supply agreements	(0.8)	(2.3)	(3.4)	(11.8)

Income from operations	8.0	20.2	52.5	110.4
Interest income	1.1	0.9	2.6	2.1
Interest expense:
Interest	(11.3)	(11.4)	(33.9)	(34.4)
Amortization of deferred financing costs	(0.5)	(9.7)	(1.4)	(11.1)
Surety bond and letter of credit fees	(1.6)	(1.9)	(4.4)	(5.2)
Other income (expense)	—	(0.1)	—	(0.1)

(Loss) income before income taxes	(4.3)	(2.0)	15.4	61.7
Income tax benefit (expense)	6.2	2.0	7.3	(8.4)

Net income	$1.9	$—	$22.7	$53.3

Earnings per common share:
Basic earnings per common share	$0.04	$—	$0.50	$1.17

Diluted earnings per common share	$0.04	$—	$0.49	$1.13

Weighted average shares outstanding:
Weighted average shares–basic	45.221	45.507	45.194	45.654
Weighted average shares–diluted	46.413	46.774	46.459	47.104

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Tons sold
Powder River Basin	13.3	13.0	38.8	37.3
Northern Appalachia	3.0	3.2	9.8	10.6
Central Appalachia	2.1	2.0	6.4	6.7
Illinois Basin and purchased coal	—	0.3	0.5	1.0

Total	18.4	18.5	55.5	55.6

Average realized price per ton sold
Powder River Basin	$9.05	$8.27	$9.14	$8.42
Northern Appalachia	38.86	39.10	39.72	39.05
Central Appalachia	52.69	52.24	52.24	50.00
Illinois Basin and purchased coal	42.05	31.29	31.87	32.07
Total	$18.99	$18.79	$19.75	$19.68
Revenue summary
Powder River Basin	$120.6	$107.3	$354.6	$314.4
Northern Appalachia	115.0	127.2	388.9	414.4
Central Appalachia	113.3	104.6	337.6	333.1
Illinois Basin and purchased coal	1.9	8.4	15.7	32.4

Total coal sales	350.8	347.5	1,096.8	1,094.3
Other revenues	8.3	6.6	25.7	22.2

Total revenues	359.1	354.1	1,122.5	1,116.5
Cost of coal sales	283.1	277.5	855.2	835.9
Selling, general and administrative expenses	14.3	11.3	45.0	38.0
Accretion on asset retirement obligations	2.6	2.2	7.5	6.3
Wabash employee and coal supply agreement termination costs	2.3	—	14.3	—

EBITDA	56.8	63.1	200.5	236.3
Depreciation, depletion and amortization	49.6	45.2	151.4	137.7
Amortization of coal supply agreements (credit)	(0.8)	(2.3)	(3.4)	(11.8)

Income from operations	$8.0	$20.2	$52.5	$110.4

Capital expenditures	$44.7	$44.3	$120.8	$119.7
Cash flow provided by operating activities	$39.2	$44.6	$174.7	$158.0
Adjusted EBITDA from Credit Agreement	$63.8	$66.4	$228.2	$246.4
Last Twelve Months Adjusted EBITDA from Credit Agreement	$293.5	$327.2	$293.5	$327.3
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	17.8%	18.7%	20.3%	22.1%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	September 30, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$69.5	$33.7
Trade accounts receivable	109.8	119.6
Inventories, net	39.3	36.8
Deferred income taxes	15.5	15.5
Other current assets	36.1	35.1

Total current assets	270.2	240.7
Property, plant and equipment, net	1,640.5	1,660.4
Coal supply agreements, net	23.4	31.3
Other noncurrent assets	15.7	17.2

Total assets	$1,949.8	$1,949.6

Current portion of long-term debt	$12.5	$—
Accounts payable and accrued expenses	216.0	203.6

Total current liabilities	228.5	203.6
Long-term debt	614.1	626.6
Coal supply agreements, net	12.2	24.2
Deferred income taxes	1.5	8.3
Other long-term liabilities	765.1	789.1

Total liabilities	1,621.4	1,651.8

Stockholders’ equity	328.4	297.8

Total liabilities and stockholders’ equity	$1,949.8	$1,949.6

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income

(In Millions)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007	2006
Net income		$1.9	$—	$22.7	$53.3
Depreciation, depletion and amortization		49.6	45.2	151.4	137.7
Amortization of coal supply agreements (credit)		(0.8)	(2.3)	(3.4)	(11.8)
Interest expense		11.3	11.4	33.9	34.4
Amortization of deferred financing costs		0.5	9.7	1.4	11.1
Surety bond and letter of credit fees		1.6	1.9	4.4	5.2
Interest income		(1.1)	(0.9)	(2.6)	(2.1)
Other income (expense)		—	0.1	—	0.1
Income tax (benefit) expense		(6.2)	(2.0)	(7.3)	8.4

EBITDA		$56.8	$63.1	$200.5	$236.3
Adjustments per Credit Agreement:
Accretion on asset retirement obligations		2.6	2.2	7.5	6.3
Wabash employee and coal supply agreement termination costs		2.3	—	14.3	—
Non-cash stock-based compensation expense		1.6	0.8	4.6	2.0
Other		0.5	0.3	1.3	1.8

Adjusted EBITDA per Credit Agreement		$63.8	$66.4	$228.2	$246.4

Adjusted EBITDA per Credit Agreement for the twelve months ended December 31, 2006 and 2005, respectively				311.7	309.7
Adjusted EBITDA per Credit Agreement for nine months ended September 30, 2006 and 2005, respectively				(246.4)	(228.8)

Adjusted EBITDA per Credit Agreement for the twelve months ended September 30, 2007 and 2006, respectively	$			$293.5	$327.3

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income as reported	$1.9	$—	$22.7	$53.3
Wabash employee and coal supply agreement termination costs	2.3	—	14.3	—
Income tax impact of employee and coal supply agreement termination costs	(0.9)	—	(5.6)	—
Premium refund settlement from Combined Benefit Fund	—	—	(1.4)	—
Income tax impact of premium refund from Combined Benefit Fund	—	—	0.6	—
Write-off of unamortized deferred financing costs	—	9.2	—	9.2
Income tax impact of unamortized deferred financing costs write-off	—	(1.5)	—	(1.5)

Net income excluding special items	$3.3	$7.7	$30.6	$61.0

Earnings per common share excluding special items:
Basic earnings per common share excluding special items	$0.07	$0.17	$0.68	$1.34

Diluted earnings per common share excluding special items	$0.07	$0.16	$0.66	$1.30

Weighted average shares outstanding:
Weighted average shares–basic	45.221	45.507	45.194	45.654
Weighted average shares–diluted	46.413	46.774	46.459	47.104

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.